UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 16, 2005

PalmSource, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-50402	77-0586278
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1188 East Arques Avenue, Sunnyvale CA	94085-4602
(Address of principal executive offices)	(Zip Code)

(408) 400-3000

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 16, 2005, PalmSource, Inc. (“PalmSource” or the “Company”) entered into a Severance Agreement and a Management Retention Agreement with Michael Kelley, its recently appointed Senior Vice President, Research and Development. The Severance Agreement provides that, in the event Mr. Kelley is terminated by the Company for a reason other than cause, death or disability or he voluntarily terminates employment with the Company for good reason (as defined in the agreement), and he signs a release and complies with all terms of the agreement, he is entitled to a severance payment, unless payments are due under his Management Retention Agreement (described below), equal to: (i) a lump sum payment equal to 100% of Mr. Kelley’s annual base salary; (ii) vesting of any shares covered by certain stock options that are unvested and unexpired if the shares otherwise would have vested during the one-year period commencing on the date of termination; (iii) lapsing of 50% of the Company’s repurchase right on the date of termination as to any shares of restricted stock that Mr. Kelley may hold at such time; (iv) payment of COBRA benefits premiums for Mr. Kelley and his eligible dependents for a period of one year; and (v) any unpaid base salary, accrued and unused paid time off and unreimbursed expenses due to Mr. Kelley. The Management Retention Agreement provides that, in the event that a change of control of the Company occurs and within 12 months following the change of control he is terminated involuntarily by the Company other than for cause or he voluntarily terminates employment with the Company for good reason (as defined in the agreement) and signs a mutual release with the Company, then he is entitled to receive from the Company: (i) a lump sum payment equal to 100% of his annual compensation; (ii) continued employee benefits until the earlier of two years from the date of termination or the date upon which he and his dependents become covered under another employer’s comparable plans; (iii) 100% of the higher of his target bonus as in effect for the fiscal year in which the change of control occurs or the target bonus as in effect for the fiscal year in which the termination occurs, in either case prorated by the number of days worked in the year, whichever target bonus is higher; and (iv) acceleration of 100% of the unvested portion of any stock option, restricted stock or other equity compensation he holds at such time. In addition, the Management Retention Agreement provides that if the severance and other benefits provided for by the Management Retention Agreement, or otherwise, will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then he will receive: (i) a payment sufficient to pay such excise tax; and (ii) an additional payment sufficient to pay the excise tax and any taxes arising from the payments made by the Company to him. Copies of Mr. Kelley’s Severance Agreement and Management Retention Agreement are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference.

In addition, on August 17, 2005, the Compensation Committee of the Board of PalmSource approved an increase in compensation payable to Jeanne Seeley, the Company’s Chief Financial Officer. Retroactive to July 20, 2005, Ms. Seeley’s annual base salary has been increased to $350,000 and her target bonus has been increased to $175,000. A summary of the new compensation arrangement for Ms. Seeley is attached hereto as Exhibit 99.3 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

The following exhibits are filed with this report:

99.1.    Severance Agreement by and between PalmSource, Inc. and Michael Kelley.

99.2.    Management Retention Agreement by and between PalmSource, Inc. and Michael Kelley.

99.3.    Summary of Compensation Arrangement by and between PalmSource, Inc. and Jeanne Seeley.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PalmSource, Inc.

Date: August 18, 2005	By:	/s/ Jeanne Seeley
Jeanne Seeley
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibits.
99.1	Severance Agreement by and between PalmSource, Inc. and Michael Kelley.

99.2	Management Retention Agreement by and between PalmSource, Inc. and Michael Kelley.

99.3	Summary of Compensation Arrangement by and between PalmSource, Inc. and Jeanne Seeley.